Exhibit 10.3

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED NOTE PURCHASE

AGREEMENT

This AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT (this “Amendment No. 1”) is made and entered into as of October 23, 2020, by and among theMaven, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party to the Note Purchase Agreement (as defined below), each of the Purchasers from time to time named on Schedule I to the Note Purchase Agreement, and BRF Finance Co., LLC, in its capacity as agent for the Purchasers (in such capacity, “Agent”). Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Note Purchase Agreement, as amended hereby.

WHEREAS, pursuant to the Second Amended and Restated Note Purchase Agreement dated as of March 24, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Purchasers from time to time party thereto, and the Agent, the Purchasers have purchased certain Notes from the Borrower, and the Guarantors have guaranteed the payment of the Obligations, all upon the terms and subject to the conditions set forth therein; and

WHEREAS, the Borrower has requested that the Purchasers and the Agent make certain amendments to the Note Purchase Agreement, including, among other things, to extend the maturity of the Obligations, to exclude certain issuances of Equity Interests from the mandatory prepayment provisions, to provide for the payment-in-kind of certain specified interest payments and, at the option of each Purchaser, for the Borrower to make issuances of Equity Interests to such Purchaser in lieu of certain paid-in-kind interest or the payment in cash of a portion of the Delayed Draw Term Notes due and payable on the Delayed Draw Term Notes First Maturity Date;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I.	AMENDMENTS TO NOTE PURCHASE AGREEMENT ON THE AMENDMENT NO. 1 EFFECTIVE DATE:

Effective as of the Amendment No. 1 Effective Date, the Note Purchase Agreement is amended as follows:

(1)	Definitions.

Section 1.1 of the Note Purchase Agreement is amended by amending and restating the following definitions in their entirety, or adding the following new definitions in appropriate alphabetical order, as indicated below in brackets following such definitions:

“Amendment No. 1” means Amendment No. 1 to Second Amended and Restated Note Purchase Agreement dated as of the Amendment No. 1 Effective Date, by and among the Borrower, the Guarantors, the Purchasers and the Agent. [New Definition]

“Amendment No. 1 Effective Date” means October 23, 2020. [New Definition]

“Common Stock” means the Borrower’s common stock, $0.01 par value per share. [New Definition]

“Conversion Election” has the meaning assigned to that term in Section 2.4(D). [New Definition]

“Conversion Election Payment Date” has the meaning assigned to that term in Section 2.1(C)(1). [New Definition]

“Conversion Portion” means an amount equal to 28% of the aggregate cash proceeds raised by the Borrower from the issuance and sale of Series K Preferred Stock during the Series K Exception Period. [New Definition]

“Delayed Draw Term Notes First Maturity Date” means, with respect to the Delayed Draw Term Notes issued on the Second A&R Effective Date plus the next $1,086,135 in aggregate principal amount of Delayed Draw Term Notes (including Delayed Draw PIK Amounts) issued after the Second A&R Effective Date, the earlier of (i) March 31, 2022 or (ii) the date that the Obligations have been accelerated pursuant to and in accordance with the terms of this Agreement. [Restated Definition]

“Existing Notes Maturity Date” means the earlier of (i) December 31, 2022 or (ii) the date that the Obligations have been accelerated pursuant to and in accordance with the terms of this Agreement. [Restated Definition]

“Note Documents” means this Agreement, Amendment No. 1, the Security Documents, the Notes (if any), the BRF Finance Co. Letter of Credit, the Fee Letters, the Perfection Certificate, the Fast Pay Intercreditor Agreement, any Subordination Agreements, the Side Letter, the Confirmation and Ratification Agreement, and all other agreements executed by or on behalf of any Note Party and delivered concurrently herewith or at any time hereafter to or for the Agent or any Purchaser in connection with the Notes, all as amended, restated, supplemented or modified from time to time. [Restated Definition]

“Series K Exception Period” has the meaning assigned to that term in Section 2.4(A)(2). [New Definition]

“Series K Preferred Stock” means the Borrower’s Series K Convertible Preferred Stock, $0.01 par value per share. [New Definition]

(2)	New and Amended Provisions.

(a) Amendment to Section 2.1(C)(1). Section 2.1(C)(1) of the Note Purchase Agreement is amended and restated in its entirety as follows:

(1) Existing Notes. Interest on the Existing Notes is payable in cash quarterly in arrears on the last day of each Fiscal Quarter, and shall accrue for each calendar quarter on the outstanding principal amount of the Notes at an aggregate rate of 12.00% per annum, provided that, after the occurrence and during the continuance of an Event of Default, the Notes shall bear interest at the Default Rate, provided further, that in no event shall the amount paid or agreed to be paid by the Borrower as interest and premium on any Note exceed the highest lawful rate permissible under the law applicable thereto, provided further, that, with respect to interest payable on (x) March 31, 2020, June 30, 2020 and September 30, 2020 and (y) on December 31, 2020, March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021 (each such interest payment under this clause (y), a “Conversion Election Payment Date”), the Borrower will, in lieu of the payment in cash of all or any portion of the interest due on such dates pay any such amounts by adding such amounts to the principal amount of the Notes on such dates (such amounts, the “PIK Amounts”), which PIK Amounts shall capitalize and thereafter shall themselves accrue interest at the rate applicable to the Notes, provided, however, that with respect to interest payable on a Conversion Election Payment Date, each Purchaser will have the option to take all or a portion of the interest due on such date in the form of an issuance of Equity Interests pursuant to a Conversion Election.

(b) Amendment to Section 2.4(A)(2). Section 2.4(A)(2) of the Note Purchase Agreement is amended and restated in its entirety as follows:

(2) Prepayments from Equity Issuances. Promptly, but in no event later than one (1) Business Day after receipt by the Borrower of cash proceeds from any issuance of Equity Interests, the Borrower shall prepay the Obligations in an amount equal to such cash proceeds, net of underwriting discounts and commissions and other reasonable costs associated therewith. Notwithstanding the foregoing, this Section 2.4(A)(2) shall not apply to proceeds received from issuances of Series K Preferred Stock during the ninety (90) day period commencing on October 23, 2020 (the “Series K Exception Period”).

(c) Amendment to Section 2.4. Section 2.4 of the Note Purchase Agreement is amended by inserting the following to appear as new subsection (D) thereof:

(D) Conversion Election. Each Purchaser, at its sole option, may elect, in lieu of the receipt of PIK Amounts due on any Conversion Election Payment Date specified by such Purchaser, or in lieu of receiving cash payments up to the Conversion Portion of such amount of Delayed Draw Term Notes due and payable on the Delayed Draw Term Notes First Maturity Date, may elect to receive shares of Series K Preferred Stock (or, in the event that Series K Preferred Stock has been converted into Common Stock, shares of Common Stock based upon the conversion rate specified in the Certificate of Designations of the Borrower establishing the Series K Preferred Stock), with an aggregate liquidation preference of the Series K Preferred Stock so issued for each $1,000 of the Obligations elected to be so converted pursuant to a written notice delivered by such Purchaser to the Borrower (such election, a “Conversion Election”), to be equal to the purchase price paid for $1,000 in liquidation preference of the Series K Preferred Stock during the Series K Exception Period. Written notice of a Conversion Election with respect to any PIK Amount due on a Conversion Election Payment Date, must be delivered to Borrower not less than two (2) Business Days prior to such Conversion Election Payment Date, and with respect to any other Conversion Election, at any time during the period commencing on the last day of the Series K Exception Period through and including the date that is not less than two (2) Business Days prior to the Delayed Draw Term Notes First Maturity Date. In connection with a Conversion Election, at the reasonable request of the Borrower, the Purchaser making such Conversion Election shall make customary representations and warranties that are consistent with the representations and warranties made by purchasers of Series K Preferred Stock pursuant to securities purchase agreements entered into by the Borrower and such purchasers.

II.	CONDITIONS TO EFFECTIVENESS:

This Amendment No. 1 shall become effective as of the first date upon which each of the following conditions is satisfied (the “Amendment No. 1 Effective Date”):

(1) Amendment Documents. The Borrower shall have delivered or caused to be delivered to the Agent this Amendment No. 1.

(2) Representations and Warranties. The representations and warranties set forth in the Note Purchase Agreement and the other Note Documents shall be true and correct in all material respects (or in all respects with respect to any representation or warranty which by its terms is limited as to materiality, in each case, after giving effect to such qualification) on and as of the Amendment No. 1 Effective Date.

(3) No Default. Both before and after giving effect to the Amendment No. 1 and the transactions contemplated thereby, no event shall have occurred or be continuing or would result from the amendments contemplated hereby that would constitute an Event of Default or a Default.

(4) No Prohibition. No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain Agent or any Purchaser from entering into this Amendment No. 1 or consummating the transactions contemplated hereby.

(5) Fees and Expenses. The Borrower shall have paid all documented or invoiced fees, costs and expenses due and payable on or prior to the Amendment No. 1 Effective Date under the Note Purchase Agreement and the other Note Documents.

III.	MISCELLANEOUS:

(1) Ratification, Etc. Except as expressly amended hereby, the Note Purchase Agreement and the other Note Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect. This Amendment No. 1 and the Note Purchase Agreement shall hereafter be read and construed together as a single document, and all references in the Note Purchase Agreement, any other Note Document or any agreement or instrument related to the Note Purchase Agreement shall hereafter refer to the Note Purchase Agreement as amended by this Amendment No. 1. This Amendment No. 1 shall constitute a Note Document for all purposes of the Note Purchase Agreement and the other Note Documents.

(2) Reaffirmation. Each of the Note Parties as borrower, debtor, grantor, chargor, pledgor, assignor, guarantor, or in other any other capacity in which such Note Party grants Liens or security interests in its property, assets or undertakings or acts as a guarantor or co-obligor, as the case may be, hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Note Documents to which it is a party and (b) to the extent such Note Party granted Liens on or security interests in any of its property, assets or undertakings pursuant to any such Note Document as security for or otherwise guaranteed the Obligations, ratifies and reaffirms such guarantee and grant of security interests and Liens and confirms and agrees that such security interests and Liens shall continue in full force and effect and ranks as continuing security for the payment and discharge of the liabilities and obligations secured or guaranteed thereunder (as the case may be) including, without limitation, all of the Obligations as amended hereby.

(3) No Waiver. Nothing contained in this Amendment No. 1 shall be deemed to (a) constitute a waiver of any Default or Event of Default that may hereafter occur or heretofore have occurred and be continuing, (b) except as a result of the amendments expressly set forth in Section I of this Amendment No. 1, otherwise modify any provision of the Note Purchase Agreement or any other Note Document, or (c) give rise to any defenses or counterclaims to the Agent’s or any Purchaser’s right to compel payment of the Obligations when due or to otherwise enforce their respective rights and remedies under the Note Purchase Agreement and the other Note Documents.

(4) Release. Each Note Party hereby remises, releases, acquits, satisfies and forever discharges the Agent and the Purchasers, their agents, employees, officers, directors, predecessors, attorneys and all others acting on behalf of or at the direction of the Agent or the Purchasers, of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, or now has, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the Amendment No. 1 Effective Date, against the Agent and the Purchasers, their agents, employees, officers, directors, attorneys and all persons acting on behalf of or at the direction of the Agent or the Purchasers (“Releasees”), for, upon or by reason of any matter, cause or thing whatsoever arising under, or in connection with, or otherwise related to, the Note Documents through the Amendment No. 1 Effective Date. Without limiting the generality of the foregoing, each Note Party hereby waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they have or may have under, or in connection with, or otherwise related to, the Note Documents as of the Amendment No. 1 Effective Date, including, but not limited to, the rights to contest any conduct of the Agent, the Purchasers or other Releasees on or prior to the Amendment No. 1 Effective Date.

(5) Governing Law. THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT ANY SUCH OTHER NOTE DOCUMENT EXPRESSLY SELECTS THE LAW OF ANOTHER JURISDICTION AS GOVERNING LAW THEREOF, IN WHICH CASE THE LAW OF SUCH OTHER JURISDICTION SHALL GOVERN.

(6) Counterparts; Effectiveness. This Amendment No. 1 may be executed via facsimile or other electronic method of transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment No. 1 to Note Purchase Agreement as of the date first set forth above.

NOTE PARTIES:

theMaven, Inc., as the Borrower

By:	/s/ Douglas B. Smith
Name:	Douglas B. Smith
Title:	Chief Financial Officer

Maven Coalition, Inc., as a Guarantor

By:	/s/ Douglas B. Smith
Name:	Douglas B. Smith
Title:	Chief Financial Officer

THESTREET, INC., as a Guarantor

By:	/s/ Douglas B. Smith
Name:	Douglas B. Smith
Title:	Chief Financial Officer

MAVEN MEDIA BRANDS, LLC, as a Guarantor

By:	/s/ Douglas B. Smith
Name:	Douglas B. Smith
Title:	Chief Financial Officer

[Signature Page – Amendment No. 1 to Second Amended and Restated Note Purchase Agreement]

AGENT AND PURCHASERS:

BRF Finance Co., LLC,
as Agent and a Purchaser

By:	/s/ Bryant R. Riley
Name:	Bryant R. Riley
Title:	Chief Executive Officer

[Signature Page – Amendment No. 1 to Second Amended and Restated Note Purchase Agreement]